As filed with the Securities and Exchange Commission on August 2, 2013.

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EURONET WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2806888 (I.R.S. Employer Identification No.)
3500 College Boulevard Leawood, Kansas (Address of principal executive offices)	66211 (Zip Code)

EURONET WORLDWIDE, INC. 2006 STOCK INCENTIVE PLAN,
AMENDED AND RESTATED
(Full title of the plan)

Michael J. Brown
Chairman and Chief Executive Officer
Euronet Worldwide, Inc.
3500 College Boulevard
Leawood, Kansas 66211
(Name and address of agent for service)
(913) 327-4200
(Telephone number, including area code,
of agent for service)

Copies to:
Jeffrey B. Newman Executive Vice President, General Counsel and Secretary Euronet Worldwide, Inc. 6565 Knott Ave. Buena Park, CA 90620 (562) 345-2100	John A. Granda, Esq. Patrick Respeliers, Esq. Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 (816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.02 par value per share	3,400,000	$36.875	$125,375,000	$17,101.15
Preferred Share Purchase Rights	3,400,000	(4)	(4)	(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of Common Stock, par value $0.02 per share (the "Common Stock") of Euronet Worldwide, Inc (the "Registrant") which may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the 2006 Stock Incentive Plan, as amended and restated (the "Plan").

(2)
One right (each, a “Right”) to purchase Series A Junior Participating Preferred Stock, par value $0.02 per share, of the Registrant (the “Preferred Stock”) will be issued with each share of Common Stock. The terms of the Rights are described in the Form 8-A filed by the Registrant with the Securities and Exchange Commission on March 29, 2013.

(3)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of Registrant's Common Stock on July 30, 2013, as reported on the NASDAQ Global Market.

(4)	No separate consideration is payable for the Preferred Stock. Therefore, the registration fee for such securities is included in the registration fee for the Common Stock.

EXPLANATORY NOTE

By this Registration Statement on Form S-8, the Registrant is registering an additional 3,400,000 shares of its Common Stock and the associated Preferred Stock purchase rights, which are available for issuance under the Plan. The additional shares were approved by the Registrant's stockholders at the Registrant's annual meeting of stockholders held on May 30, 2013. The Registrant has previously filed registration statements relating to 4,000,000 shares of its Common Stock issuable under the Plan (SEC File No. 333-136485 filed on August 10, 2006) and an additional 5,556,534 shares of its Common Stock issuable under the Plan (SEC File No. 333-161245 filed on August 11, 2009). The contents of these prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

(i) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 27, 2013, including portions of the Registrant's Definitive Proxy Statement filed with the Commission on April 15, 2013 that are incorporated by reference therein;

(ii) The Registrant's Quarterly Reports on Form 10-Q for the period ended March 31, 2013, filed with the Commission on May 3, 2013 and the period ended June 30, 2013, filed with the Commission on August 2, 2013;

(iii) The Registrant's Current Reports on Form 8-K filed with the Commission on January 9, 2013 (report pursuant to Item 3.02), March 29, 2013, April 19, 2013 and May 31, 2013 (excluding any reports that are furnished pursuant to Item 2.02 or Item 7.01);

(iv) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2012;

(v) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A/A, filed with the Commission on November 24, 2004 pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description; and

(vi) The description of the Registrant's Preferred Stock purchase rights contained in the Registration Statement on Form 8-A, filed with the Commission on March 29, 2013 pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K), subsequent to the date of this filing and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Article Eighth of the Registrant's Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Article VII of the Registrant's Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of the Registrant's directors and officers to the maximum extent permitted by the DGCL.

As permitted by the DGCL, Article Ninth of the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

The Registrant enters into indemnification agreements with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions of the Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 8. Exhibits.

For a list of exhibits to this registration statement, see the “Exhibit Index”, which is incorporated into this item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on August 2, 2013.

EURONET WORLDWIDE, INC.

By:	/s/ Michael J. Brown
Michael J. Brown
Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael J. Brown and Rick L. Weller, each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2013.

SIGNATURE	TITLE

/s/ Michael J. Brown
Michael J. Brown	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)

/s/ Rick L. Weller
Rick L. Weller	Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)

/s/ Paul S. Althasen
Paul S. Althasen	Director

/s/ Andrzej Olechowski
Andrzej Olechowski	Director

/s/ Eriberto R. Scocimara
Eriberto R. Scocimara	Director

/s/ Thomas A. McDonnell
Thomas A. McDonnnell	Director

/s/ Andrew B. Schmitt
Andrew B. Schmitt	Director

/s/ M. Jeannine Strandjord
M. Jeannine Strandjord	Director

/s/ Lu Cordova
Lu Cordova	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1
Amended and Restated Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 29, 2013 (File No. 001-31648), and incorporated herein by reference)

3.2
Amended and Restated Bylaws of Euronet Worldwide, Inc. (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on April 19, 2013 (File No. 001-31648), and incorporated herein by reference)

4.1
Rights Agreement, dated as of March 26, 2013, between Euronet Worldwide, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 29, 2013 (File No. 001-31648), and incorporated herein by reference)

4.2	Euronet Worldwide, Inc. 2006 Stock Incentive Plan, Amended and Restated (filed as Appendix A to the Company's Definitive Proxy statement on Schedule 14A filed on April 15, 2013)

5.1	Opinion of Stinson Morrison Hecker LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)